Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of

Packaging Corporation of America Retirement Savings Plan for Salaried Employees:

We consent to the incorporation by reference in the registration statement (No. 333-202723) on Form S-8 of Packaging Corporation of America of our report dated June 29, 2018, with respect to the statements of net assets available for benefits of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees (the Plan) as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017 the related notes (collectively, the “financial statements”), and the supplemental schedule of Schedule H, Line 4i — Schedule of Assets (held at end of year) as of December 31, 2017, which report appears in the December 31, 2017 annual report for Form 11-K of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees.

Our report dated June 29, 2018, contains an explanatory paragraph about the mergers of the Boise Paper Holdings L.L.C. Savings Plan and the Tim-Bar Packaging & Display 401(k) Plan into the Packaging Corporation of America Retirement Savings Plan for Salaries Employees effective January 1, 2017, and the merger of the Columbus Container, Inc. 401(k) Profit Sharing Plan into the Plan effective April 1, 2017.

/s/ KPMG LLP

Chicago, Illinois

June 29, 2018

15